Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES

PROPOSED PUBLIC OFFERING OF COMMON STOCK

Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE Amex: KOG) today announced that it is commencing an offering of 20,000,000 shares of its common stock in an underwritten public offering. Kodiak expects to grant the underwriters a 30-day over allotment option to purchase up to an additional 3,000,000 shares of Kodiak’s common stock.

Kodiak intends to use the net proceeds of the offering to repay debt outstanding under its revolving credit facility, to fund capital expenditures related to drilling, development and infrastructure, principally in the Bakken play located in North Dakota, and for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

In connection with the offering, Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by contacting: Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037.

The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities & Exchange Commission (SEC). A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and available on its website at http://www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Kodiak, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas Corp., Denver-based, is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. Kodiak’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect Kodiak’s operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11